Pricing Supplement dated December 10, 2024	Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Trigger In-Digital Securities

$11,290,000 Securities Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Index due April 14, 2026

Investment Description

The Trigger In-Digital Securities (the “Securities”) are senior unsecured debt securities issued by Royal Bank of Canada linked to the performance of the least performing of the Russell 2000® Index and the S&P 500® Index (each, an “Underlying”). If the Final Underlying Value of the Underlying with the lowest percentage change from its Initial Underlying Value (the “Least Performing Underlying”) is greater than or equal to its Digital Barrier (which is equal to its Downside Threshold), we will repay the principal amount at maturity plus pay a return equal to the Digital Return. However, if the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, we will pay less than the full principal amount at maturity, if anything, resulting in a loss of principal amount that is proportionate to the negative Underlying Return of the Least Performing Underlying, and you will lose up to 100% of the principal amount. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You will lose a significant portion or all of your principal amount if the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold. The Digital Return and contingent repayment of principal apply only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.

Features	Key Dates

❑	Digital Return Feature — At maturity, if the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Digital Barrier (which is equal to its Downside Threshold), we will pay you the principal amount plus a return equal to the Digital Return.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If the Final Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value but greater than or equal to its Downside Threshold (which is equal to its Digital Barrier), we will pay you the principal amount plus a return equal to the Digital Return. However, if the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, we will pay less than the full principal amount at maturity, if anything, resulting in a loss of principal amount that is proportionate to the negative Underlying Return of the Least Performing Underlying. Accordingly, you may lose a significant portion or all of the principal amount of the Securities. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Strike Date	December 9, 2024
Trade Date	December 10, 2024
Settlement Date	December 12, 2024
Final Valuation Date[1]	April 10, 2026
Maturity Date[1]	April 14, 2026
[1]	Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” IN THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT AND PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU COULD LOSE A SIGNIFICANT PORTION OR ALL OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

Security Offering

We are offering Trigger In-Digital Securities Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Index. The Securities will be issued in minimum denominations of $10, and integral multiples of $10 in excess thereof, with a minimum investment of $1,000. The return on the Securities is subject to, and will not exceed, the Digital Return. The Initial Underlying Value, Digital Barrier and Downside Threshold of each Underlying were determined and the Digital Return was set on the Strike Date.

Underlyings	Digital Return	Initial Underlying Value*	Digital Barrier**	Downside Threshold**	CUSIP/ ISIN
Russell 2000® Index (RTY)	9.25%	2,392.836	1,531.415, which is 64% of its Initial Underlying Value	1,531.415, which is 64% of its Initial Underlying Value	78017B326 / US78017B3261
S&P 500® Index (SPX)		6,052.85	3,873.82, which is 64% of its Initial Underlying Value	3,873.82, which is 64% of its Initial Underlying Value

* With respect to each Underlying, the closing value of that Underlying on the Strike Date

** Rounded to three decimal places for the Russell 2000® Index and rounded to two decimal places for the S&P 500® Index

See “Additional Information about Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated December 20, 2023, the prospectus supplement dated December 20, 2023, the underlying supplement no. 1A dated May 16, 2024, the product supplement no. 1A dated May 16, 2024 and this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Securities are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Index	$11,290,000	$10.00	$45,160	$0.04	$11,244,840	$9.96

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $0.04 per Security. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Securities determined by us as of the Trade Date, which we refer to as the initial estimated value, is $9.91 per Security and is less than the public offering price of the Securities. The market value of the Securities at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Securities are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1A dated May 16, 2024. This pricing supplement, together with these documents, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the documents listed below, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

♦	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

♦	Underlying Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

♦	Product Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006777/dp211286_424b2-ps1a.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Selected Purchase Considerations

The Securities may be appropriate for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate the loss of a significant portion or all of the principal amount of the Securities and are willing to make an investment that may have the full downside market risk of the Least Performing Underlying.

♦	You believe that the value of each Underlying will not decline below its Digital Barrier from its Initial Underlying Value to its Final Underlying Value.

♦	You understand and accept that any positive return on the Securities will be limited to the Digital Return.

♦	You are willing to invest in the Securities based on the Digital Return set forth on the cover page of this pricing supplement.

♦	You do not seek current income from your investment and are willing to forgo the dividends paid on the securities composing the Underlyings.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

♦	You are willing to accept individual exposure to each Underlying and that the performance of an Underlying will not be offset or mitigated by the performance of the other Underlying.

♦	You fully understand and accept the risks associated with each Underlying.

♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦	You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be appropriate for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of a significant portion or all of the principal amount of the Securities, and you are not willing to make an investment that may have the full downside market risk of the Least Performing Underlying.

♦	You believe that the value of either Underlying will decline below its Digital Barrier from its Initial Underlying Value to its Final Underlying Value.

♦	You do not seek an investment that has a potential positive return that is limited to the Digital Return.

♦	You are unwilling to invest in the Securities based on the Digital Return set forth on the cover page of this pricing supplement.

♦	You seek current income from your investment or prefer to receive the dividends paid on the securities composing the Underlyings.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

♦	You are unwilling to accept individual exposure to each Underlying and that the performance of an Underlying will not be offset or mitigated by the performance of the other Underlying.

♦	You do not fully understand or accept the risks associated with each Underlying.

♦	You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement for risks related to an investment in the Securities. For more information about the Underlyings, see “Information about the Underlyings” below.

Final Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Principal Amount:	$10 per Security (subject to minimum investment of 100 Securities)
Term:	Approximately 16 months
Underlyings:	The Russell 2000® Index (the “RTY Index”) and the S&P 500® Index (the “SPX Index”)
Payment at Maturity:

If the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Digital Barrier (which is equal to its Downside Threshold), we will pay you at maturity an amount per Security equal to:

$10 + ($10 × Digital Return)

If the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, we will pay you at maturity an amount per Security equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

In this scenario, you will lose a significant portion or all of the principal amount of the Securities in an amount proportionate to the negative Underlying Return of the Least Performing Underlying.

Digital Return:	9.25%
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Underlying Return:	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value
Digital Barrier:	With respect to each Underlying, a percentage of its Initial Underlying Value, as specified on the cover of this pricing supplement
Downside Threshold:	With respect to each Underlying, a percentage of its Initial Underlying Value, as specified on the cover of this pricing supplement
Initial Underlying Value:	With respect to each Underlying, the closing value of that Underlying on the Strike Date, as specified on the cover of this pricing supplement. The Initial Underlying Value of each Underlying is not the closing value of that Underlying on the Trade Date.
Final Underlying Value:	With respect to each Underlying, the closing value of that Underlying on the Final Valuation Date
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

Investment Timeline
Strike Date:	The Initial Underlying Value, Digital Barrier and Downside Threshold of each Underlying were determined and the Digital Return was set.

Maturity Date:

The Final Underlying Value of each Underlying is observed and the Underlying Return of each Underlying is determined on the Final Valuation Date.

If the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Digital Barrier (which is equal to its Downside Threshold), we will pay you at maturity an amount per Security equal to:

$10 + ($10 × Digital Return)

If the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, we will pay you at maturity an amount per Security equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

In this scenario, you will lose a significant portion or all of the principal amount of the Securities in an amount proportionate to the negative Underlying Return of the Least Performing Underlying.

Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You will lose a significant portion or all of your principal amount if the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold. The Digital Return and contingent repayment of principal apply only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

Key Risks

An investment in the Securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Securities unless you understand and can bear the risks of investing in the Securities.

Risks Relating to the Terms and Structure of the Securities

♦	Your Investment in the Securities May Result in a Loss of Principal — The Securities differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Least Performing Underlying and will depend on whether, and the extent to which, the Underlying Return of the Least Performing Underlying is positive or negative. If the Final Underlying Value of the Least Performing Underlying is less than its Downside Threshold, you will be exposed to its negative Underlying Return, and we will pay you less than your principal amount at maturity, if anything, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the value of the Least Performing Underlying. Accordingly, you could lose a significant portion or all of the principal amount of the Securities.

♦	Payments on the Securities Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Securities — The Securities are our senior unsecured debt securities, and your receipt of any amounts due on the Securities is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Securities.

♦	Your Maximum Return on the Securities Is Limited by the Digital Return — If the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Digital Barrier, for each Security, we will pay you at maturity $10 plus an additional return equal to the Digital Return, regardless of any appreciation of any Underlying, which may be significant. Therefore, you will not benefit from any appreciation of the Underlyings. Your return on the Securities may be less than the return on a direct investment in the Underlyings or their underlying components.

♦	The Digital Return and Contingent Repayment of Principal Apply Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Digital Return and may represent a loss relative to your initial investment, even if at that time the value of each Underlying is greater than its Downside Threshold. Accordingly, your return under these circumstances may be lower than the return of the Underlyings, as well as the return on the Securities that would be payable at maturity based on the return of the Underlyings. You can receive the full benefit of the Digital Return only if you hold your Securities to maturity.

♦	Any Payment on the Securities Will Be Determined Solely by the Performance of the Least Performing Underlying Even If the Other Underlying Performs Better — Any payment on the Securities will be determined solely by the performance of the Least Performing Underlying. The Securities are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. In the case of the Securities, the individual performance of the Underlyings will not be combined, and the adverse performance of one Underlying will not be mitigated by any appreciation of the other Underlying. If the Final Underlying Value of any Underlying is less than its Downside Threshold, you will incur a loss proportionate to the negative return of the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying, which results in a higher risk of incurring a loss at maturity.

♦	Because the Securities Are Linked to the Individual Performance of More than One Underlying, It Is More Likely That You Will Lose Some or All of Your Initial Investment — The risk that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single Underlying if their terms are otherwise substantially similar. With a greater total number of Underlyings, it is more likely that any Underlying will be below its Downside Threshold on the Final Valuation Date and that at maturity you will receive an amount in cash which is worth less than your principal amount. In addition, the performances of a pair of Underlyings may be positively or negatively correlated, or may not be correlated at all. If the Underlyings are not correlated to each other or are negatively correlated, there is a greater potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date, and therefore the risk that you will lose a portion of your principal at maturity. It is impossible to predict what the correlations between the Underlyings will be over the term of the Securities. The Underlyings may not perform similarly over the term of the Securities. Although the correlation of the Underlyings' performance may change over the term of the Securities, the Digital Return is determined, in part, based on the Underlyings' performance calculated using our internal models at the time when the terms of the Securities are determined. A higher Digital Return is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. See “Correlation of the Underlyings” below.

♦	The Probability That the Value of an Underlying Will Fall Below Its Downside Threshold on the Final Valuation Date Will Depend on the Volatility of That Underlying — Volatility is a measure of the degree of variation in the value of an Underlying over a period of time. Greater expected volatility with respect to an Underlying reflects a higher expectation that the value of such Underlying could fall below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your investment. However, an Underlying’s volatility can change significantly over the term of the Securities. The value of an Underlying could fall sharply, which could result in a significant loss of principal.

♦	The Securities Do Not Pay Interest, and Your Return on the Securities May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Securities as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

♦	Any Payment on the Securities Will Be Determined Based on the Closing Values of the Underlyings on the Dates Specified — Any payment on the Securities will be determined based on the closing values of the Underlyings on the dates specified. You will not benefit from any more favorable values of the Underlyings determined at any other time.

♦	The Securities Will Be Subject to Risks, Including Non-Payment in Full, under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Securities could be exposed to losses.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and significant aspects of the tax treatment of the Securities are uncertain. You should review carefully the section entitled “What Are the Tax Consequences of the Securities?—United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities.

Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities

♦	There May Not Be an Active Trading Market for the Securities; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange. RBCCM and our other affiliates intend to make a market for the Securities; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Securities. Even if a secondary market for the Securities develops, it may not provide enough liquidity to allow you to easily trade or sell the Securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Securities in any secondary market could be substantial. If you sell your Securities before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Initial Estimated Value of the Securities Is Less Than the Public Offering Price — The initial estimated value of the Securities is less than the public offering price of the Securities and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Underlyings, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

♦	The Initial Estimated Value of the Securities Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Securities.

♦	The Terms of the Securities at Issuance and Their Market Value Prior to Maturity Are Influenced by Many Unpredictable Factors — Many economic and market factors influence the terms of the Securities at issuance and affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Securities, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Securities, we expect that, generally, the values of the Underlyings on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the values of the Underlyings. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the values of the Underlyings;

♦	the actual and expected volatility of the Underlyings;

♦	the expected correlation of the Underlyings;

♦	the time remaining to maturity of the Securities;

♦	the dividend rates on the securities composing the Underlyings;

♦	interest and yield rates in the market generally, as well as in the markets of the securities composing the Underlyings;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors influence the terms of the Securities at issuance and affect the price you will receive if you choose to sell the Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks Relating to Conflicts of Interest and Our Trading Activities

♦	Our, Our Affiliates’ and UBS’s Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Securities. Our, our affiliates’ and UBS’s economic interests are potentially adverse to your interests as an investor in the Securities due to our, our affiliates’ and UBS’s business and trading activities, and we, our affiliates and UBS have no obligation to consider your interests in taking any actions that might affect the value of the Securities. Trading by us, UBS and our respective affiliates may adversely affect the values of the Underlyings and the market value of the Securities. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

♦	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlyings” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities. The Calculation Agent will have no obligation to consider your interests as an investor in the Securities in making any determinations with respect to the Securities.

Risks Relating to the Underlyings

♦	You Will Not Have Any Rights to the Securities Included in Any Underlying — As an investor in the Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities included in any Underlying. Each Underlying is a price return index and its return does not reflect regular cash dividends paid by its components.

♦	The Securities Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index — The RTY Index tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the RTY Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

♦	Any Payment on the Securities May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Securities is subject to adjustment upon the occurrence of a market disruption event affecting an Underlying. If a market disruption event persists for a sustained period, the Calculation Agent may make a determination of the closing value of any affected Underlying. See “General Terms of the Notes—Indices—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

♦	Adjustments to an Underlying Could Adversely Affect Any Payments on the Securities — The sponsor of an Underlying may add, delete, substitute or adjust the securities composing that Underlying or make other methodological changes to that Underlying that could affect its performance. The Calculation Agent will calculate the value to be used as the closing value of an Underlying in the event of certain material changes in, or modifications to, that Underlying. In addition, the sponsor of an Underlying may also discontinue or suspend calculation or publication of that Underlying at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Underlying or, if no successor index is available, the Calculation Agent will determine the value to be used as the closing value of that Underlying. Any of these actions could adversely affect the value of an Underlying and, consequently, the value of the Securities. See “General Terms of the Notes—Indices—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement.

Hypothetical Examples and Return Table at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The table and hypothetical examples below illustrate the payment at maturity per Security for a hypothetical range of Underlying Returns of the Least Performing Underlying based on a hypothetical Initial Underlying Value of 100.00 of the Least Performing Underlying, a hypothetical Digital Barrier and hypothetical Downside Threshold of 64% of the hypothetical Initial Underlying Value of the Least Performing Underlying and the Digital Return of 9.25%. The actual Initial Underlying Value, Digital Barrier and Downside Threshold of each Underlying are set forth on the cover page of this pricing supplement. The table and examples set forth below are only for illustrative purposes and may not show the actual return applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Underlying Value of the Least Performing Underlying on the Final Valuation Date. You should consider carefully whether the Securities are appropriate for your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Final Underlying Value of the Least Performing Underlying	Hypothetical Underlying Return of the Least Performing Underlying	Hypothetical Payment at Maturity ($)	Hypothetical Total Return on Securities[1]
200.00	100.00%	$10.925	9.25%
175.00	75.00%	$10.925	9.25%
150.00	50.00%	$10.925	9.25%
140.00	40.00%	$10.925	9.25%
130.00	30.00%	$10.925	9.25%
120.00	20.00%	$10.925	9.25%
110.00	10.00%	$10.925	9.25%
109.25	9.25%	$10.925	9.25%
105.00	5.00%	$10.925	9.25%
100.00	0.00%	$10.925	9.25%
95.00	-5.00%	$10.925	9.25%
90.00	-10.00%	$10.925	9.25%
80.00	-20.00%	$10.925	9.25%
70.00	-30.00%	$10.925	9.25%
64.00	-36.00%	$10.925	9.25%
63.99	-36.01%	$6.399	-36.01%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
25.00	-75.00%	$2.500	-75.00%
0.00	-100.00%	$0.000	-100.00%

1 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the principal amount of $10 per Security.

Example 1 — The value of the Least Performing Underlying increases from its Initial Underlying Value to a Final Underlying Value by 20%. Because the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Digital Barrier, we will pay you an amount based on the Digital Return. We will pay you at maturity a cash payment of $10.925 per Security (a return of 9.25%), calculated as follows:

$10 + ($10 × 9.25%) = $10 + $0.925 = $10.925

In this case, the return on the Securities is less than the Underlying Return of the Least Performing Underlying.

Example 2 — The value of the Least Performing Underlying decreases from its Initial Underlying Value to a Final Underlying Value by 10%. Because the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Digital Barrier, even though the Final Underlying Value of the Least Performing Underlying is less than its Initial Underlying Value, we will pay you an amount based on the Digital Return. We will pay you at maturity a cash payment of $10.925 per Security (a return of 9.25%), calculated as follows:

$10 + ($10 × 9.25%) = $10 + $0.925 = $10.925

Example 3 — The value of the Least Performing Underlying decreases from its Initial Underlying Value to the Final Underlying Value by 50%. Because the Underlying Return of the Least Performing Underlying is -50%, which is negative, and its Final Underlying Value is less than its Downside Threshold, we will pay you at maturity a cash payment of $5.00 per Security (a 50% loss on the principal amount), calculated as follows:

$10 + ($10 × -50%) = $10 + -$5 = $5.00

What Are the Tax Consequences of the Securities?

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Generally, this discussion assumes that you purchased the Securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlyings. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Security.

In the opinion of our counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Securities should be treated as short-term capital gain or loss unless you have held the Securities for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities. An alternative characterization of the Securities could materially and adversely affect the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized. In particular, there is a risk that the notes could be characterized as debt instruments for U.S. federal income tax purposes, in which case the tax consequences of an investment in the notes could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, our counsel is of the opinion that Section 871(m) should not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement, which you should carefully review prior to investing in the Securities.

Information about the Underlyings

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graphs set forth historical closing values of the Underlyings for the period from January 1, 2014 to December 9, 2024. Each solid line represents the Digital Barrier and Downside Threshold of the relevant Underlying. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. The historical performance of the Underlyings should not be taken as an indication of their future performance. We cannot give you assurance that the performance of the Underlyings will result in the return of all of your initial investment.

Russell 2000® Index

■ Digital Barrier / Downside Threshold = 64% of its Initial Underlying Value

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

S&P 500® Index

■ Digital Barrier / Downside Threshold = 64% of its Initial Underlying Value

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Underlyings from January 1, 2014 through December 9, 2024. For comparison purposes, each Underlying has been normalized to have a closing value of 100.00 on January 1, 2014 by dividing the closing value of that Underlying on each day by the closing value of that Underlying on December 9, 2024 and multiplying by 100.00. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg L.P., without independent verification.

― RTY ― SPX

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction (i.e., positive or negative). The closer the relationship of the daily returns of the Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of the Underlyings relative to one another over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to the other. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Securities. The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of those Underlyings to close below its Digital Barrier and Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of those Underlyings will decrease in value. This results in a greater potential for a loss of principal at maturity. However, even if the two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Digital Barrier and Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Digital Barrier and Downside Threshold on the Final Valuation Date. Therefore, the greater the number of Underlyings, the greater the potential for a loss of principal at maturity. We determine the Digital Return for the Securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Securities are set. As discussed above, increased risk resulting from lower correlation or from a greater number of Underlyings will be reflected in a higher Digital Return than would be payable on securities linked to fewer Underlyings or that have a higher degree of correlation. Accordingly, a higher Digital Return will generally be indicative of a greater risk of loss.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors or to its affiliates at the price to public listed on the cover page of this pricing supplement.

UBS may allow a concession not in excess of the underwriting discount set forth on the cover page of this pricing supplement to its affiliates for distribution of the Securities.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product supplement.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Securities in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately two months after the Settlement Date, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time. This is because the estimated value of the Securities will not include the underwriting discount or our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Securities. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Securities after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Securities, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Securities

The Securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Securities reduce the economic terms of the Securities to you and result in the initial estimated value for the Securities being less than their public offering price. Unlike the initial estimated value, any value of the Securities determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Securities. The economic terms of the Securities and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Key Risks—Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities—The Initial Estimated Value of the Securities Is Less Than the Public Offering Price” above.

Validity of the Securities

In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the indenture and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Securities or the indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank, when the Securities offered by this pricing supplement have been issued by the Bank pursuant to the indenture, the trustee has made, in accordance with the indenture, the appropriate notation to the master note evidencing such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated May 16, 2024, which has been filed as an exhibit to the Bank’s Form 6-K filed with the SEC on May 16, 2024.